Exhibit 99.1
Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211
News Release

Media Contact: Investor Contact:	Lauren C. Steele VP – Corporate Affairs 704-557-4551 Steven D. Westphal Senior VP – CFO 704-557-4456

FOR IMMEDIATE RELEASE	Symbol: COKE
February 28, 2007	Quoted: The NASDAQ Stock Market (Global Market)
Coca-Cola Bottling Co. Consolidated Reports 2006 Results
CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced it earned $23.2 million, or basic net income per share of $2.55, in 2006 compared to $23.0 million, or basic net income per share of $2.53, in 2005. The Company earned $8.6 million, or basic net income per share of $.94, in the fourth quarter of 2006 compared to $1.9 million, or basic net income per share of $.21, in the fourth quarter of 2005.
The Company’s net income in the fourth quarter and full year 2006 reflected the favorable impact of a $4.9 million, or basic net income per share of $.54, reduction in income tax expense resulting from the settlement of tax positions with certain states. For the full year 2005, the Company’s net income reflected the favorable impact of $4.2 million, or basic net income per share of $.46, related to the settlement of litigation regarding high fructose corn syrup, offset by financing transaction costs of $1.0 million, or basic net income per share of $.11, associated with a debt exchange and the early retirement of debt.
J. Frank Harrison, III, Chairman and CEO, said, “Despite flat gross margin dollar performance in the fourth quarter, the Company improved its income from operations by 17% as a result of significant efforts to reduce operating expenses. Our increased focus on resource efficiency will be extremely important heading into 2007 as we anticipate an unprecedented increase in raw material costs in 2007.” Mr. Harrison also said, “The Company had another solid year of cash flow generation as debt, net of cash, decreased by $30.5 million in 2006.”
William B. Elmore, President and COO, said, “Following a disappointing third quarter, we focused our actions on increasing our bottle/can net pricing, improving our gross margin percentage and reducing operating expenses. Compared to the fourth quarter of 2005, bottle/can net pricing increased by 2.8%, our gross margin percentage improved from 43.7% to 44.5% and we reduced overall operating expenses by $3.2 million, or 2.4%. Gross margin dollar performance in the fourth quarter was essentially flat as we were cycling a period of significant product innovation, accelerated retail promotional activity and a lower raw material cost environment in the fourth quarter of 2005.” Mr. Elmore also said, “The Company’s heightened focus on operating expense management and the benefits resulting from the restructuring which was announced in early February 2007, will be critical to offset the anticipated increase in aluminum can, sweetener and concentrate costs in 2007. In addition, we look forward to the anticipated benefits from new product innovation in 2007 across a number of product categories, including our carbonated or sparkling low-calorie portfolio, tea, water and vitamin-enhanced beverages.”
Cautionary Information Regarding Forward-Looking Statements
Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements regarding the Company’s belief it will experience unprecedented increases in raw material costs in 2007; heightened focus on operating expense management and anticipated benefits resulting from restructuring and new products in 2007.
These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in public and consumer preferences related to nonalcoholic beverages; our inability to meet requirements under bottling contracts; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident costs; sustained increases in the cost of employee benefits; changes in interest rates; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; additional taxes resulting from tax audits; natural disasters and unfavorable weather; issues surrounding labor relations; recent bottler litigation; our use of estimates and assumptions; public policy challenges regarding the sale of soft drinks in schools; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended January 1, 2006 under Part I, Item 1A “Risk Factors”. The Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.
—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated
CONSOLIDATED STATEMENTS OF OPERATIONS
In Thousands (Except Per Share Data)

	Fiscal Year
	2006	2005	2004

Net sales	$1,431,005	$1,380,172	$1,267,227

Cost of sales	808,426	761,261	666,534

Gross margin	622,579	618,911	600,693
Selling, delivery and administrative expenses	537,365	525,903	513,227
Amortization of intangibles	550	880	3,117

Income from operations	84,664	92,128	84,349

Interest expense	50,286	49,279	43,983
Minority interest	3,218	4,097	3,816

Income before income taxes	31,160	38,752	36,550
Income taxes	7,917	15,801	14,702

Net income	$23,243	$22,951	$21,848

Basic net income per share:
Common Stock	$2.55	$2.53	$2.41

Weighted average number of Common Stock shares outstanding	6,643	6,643	6,643

Class B Common Stock	$2.55	$2.53	$2.41

Weighted average number of Class B Common Stock shares outstanding	2,460	2,440	2,420

Diluted net income per share:
Common Stock	$2.55	$2.53	$2.41

Weighted average number of Common Stock shares outstanding — assuming dilution	9,120	9,083	9,063

Class B Common Stock	$2.54	$2.53	$2.41

Weighted average number of Class B Common Stock shares outstanding — assuming dilution	2,477	2,440	2,420

Coca-Cola Bottling Co. Consolidated
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
In Thousands (Except Per Share Data)

	Fourth Quarter
	2006	2005	2004

Net sales	$340,576	$347,717	$321,485

Cost of sales	189,101	195,845	173,666

Gross margin	151,475	151,872	147,819
Selling, delivery and administrative expenses	131,906	135,087	131,705
Amortization of intangibles	124	157	761

Income from operations	19,445	16,628	15,353

Interest expense	12,478	12,883	12,161
Minority interest	672	935	372

Income before income taxes	6,295	2,810	2,820
Income taxes (benefit)	(2,305)	889	498

Net income	$8,600	$1,921	$2,322

Basic net income per share:
Common Stock	$.94	$.21	$.26

Weighted average number of Common Stock shares outstanding	6,643	6,643	6,643

Class B Common Stock	$.94	$.21	$.26

Weighted average number of Class B Common Stock shares outstanding	2,460	2,440	2,420

Diluted net income per share:
Common Stock	$.94	$.21	$.26

Weighted average number of Common Stock shares outstanding — assuming dilution	9,123	9,083	9,063

Class B Common Stock	$.94	$.21	$.26

Weighted average number of Class B Common Stock shares outstanding — assuming dilution	2,480	2,440	2,420